                                                               Exhibit (a)(5)(i)

   This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares. The offer is made solely by the Offer to Purchase dated
       September 14, 2004, and the related Letter of Transmittal, and any amendments or supplements thereto. The tender offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares in any jurisdiction in which the making or acceptance of offers to sell shares would not be in compliance with the laws of that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed to be made on behalf of The Progressive Corporation by J.P. Morgan Securities Inc., the dealer manager for the tender offer, or by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

                      Notice of Offer To Purchase for Cash
                                       by
                           The Progressive Corporation
                                       of
                      Up to 17,100,000 of its Common Shares
                 At a Purchase Price of Not Greater Than $88.00
                         Nor Less Than $78.00 Per Share

The Progressive Corporation, an Ohio corporation ("Progressive" or the "Company"), is offering to purchase for cash up to 17,100,000 of its Common Shares, $1.00 par value, upon the terms and subject to the conditions set forth in the Offer to Purchase dated September 14, 2004, and in the related Letter of Transmittal, as they may be amended and supplemented from time to time, (collectively, the "tender offer"). Progressive is inviting its shareholders to tender their shares at prices specified by the tendering shareholders that are not greater than $88.00 nor less than $78.00 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions of the tender offer.

The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, OCTOBER 15, 2004, UNLESS PROGRESSIVE EXTENDS THE TENDER OFFER.

THE BOARD OF DIRECTORS OF PROGRESSIVE HAS APPROVED THE TENDER OFFER. HOWEVER, NONE OF PROGRESSIVE, ITS BOARD OF DIRECTORS OR THE DEALER MANAGER IS MAKING ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES OR AS TO THE PRICE OR PRICES AT WHICH SHAREHOLDERS MAY CHOOSE TO TENDER THEIR SHARES. SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS AS TO WHETHER TO TENDER THEIR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH THEY SHOULD TENDER THEIR SHARES. IN SO DOING, SHAREHOLDERS SHOULD READ CAREFULLY THE INFORMATION IN THE OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE COMPANY'S REASONS FOR MAKING THE TENDER

OFFER. OTHER THAN MR. PETER B. LEWIS, PROGRESSIVE'S CHAIRMAN OF THE BOARD, PROGRESSIVE'S DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED PROGRESSIVE THAT THEY DO NOT INTEND TO TENDER ANY SHARES IN THE TENDER OFFER. MR. LEWIS HAS INFORMED THE COMPANY THAT, CONSISTENT WITH HIS PREVIOUSLY ANNOUNCED INTENTION TO SELL A PORTION OF HIS PROGRESSIVE COMMON SHARES, HE INTENDS TO TENDER 1,100,000 SHARES IN THE TENDER OFFER NOT AT A SPECIFIED PRICE, BUT AT THE PURCHASE PRICE DETERMINED BY PROGRESSIVE PURSUANT TO THE DUTCH AUCTION TENDER OFFER PROCESS.

Progressive has determined that it has capital in excess of the amounts necessary to support its insurance operations, corporate obligations and risk contingencies. Progressive's Board of Directors has concluded that a repurchase of the Company's shares through the tender offer would be the best and most transparent method for promptly returning a substantial portion of the Company's excess capital to shareholders who choose to participate in the tender offer, while at the same time increasing non-tendering shareholders' proportionate interests in Progressive.

Upon the terms and subject to the conditions of the tender offer, Progressive will determine the lowest price per share (the "Purchase Price"), not greater than $88.00 nor less than $78.00 per share, net to the seller in cash, without interest, that it will pay for shares properly tendered and not properly withdrawn in the tender offer, taking into account the total number of shares so tendered and the prices specified by the tendering shareholders. Progressive will determine the lowest Purchase Price that will allow Progressive to purchase 17,100,000 shares (subject to its right to purchase additional shares described below), or such fewer number of shares as are properly tendered, and not properly withdrawn, at prices at or below the Purchase Price. Progressive will purchase all such shares that have been properly tendered, and not properly withdrawn, prior to the "Expiration Date" (as defined below) at the Purchase Price, upon the terms and subject to the conditions of the tender offer, including the "odd lot," proration and conditional tender provisions.

Notwithstanding the foregoing, if more than 17,100,000 shares have been tendered at prices not greater than $88.00 and not less than $78.00 per share, Progressive reserves the right, in its sole discretion, to purchase up to approximately 4,400,000 additional shares that have been properly tendered, and not properly withdrawn, under the tender offer prior to the Expiration Date. Any such additional purchases shall be subject to applicable laws and upon the terms and subject to the conditions of the tender offer, including the "odd lot," proration and conditional tender provisions. Progressive further reserves the right to select a higher Purchase Price, within the $78.00 to $88.00 per share range, if necessary to acquire the number of additional shares which it determines in its discretion to purchase. In any event, Progressive will acquire all shares acquired in the tender offer at the determined Purchase Price regardless of whether the shareholder tendered at a lower price.

Under no circumstances will Progressive pay interest on the Purchase Price for the shares, regardless of any delay in making payment. The term "Expiration Date" means 12:00 midnight, New York City time, on Friday, October 15, 2004, unless and until Progressive, in its sole discretion, shall have extended the period of time during which the tender offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the tender offer, as so extended by Progressive, shall expire.

For purposes of the tender offer, Progressive will be deemed to have accepted for payment, and therefore purchased, shares properly tendered (and not properly withdrawn) at or below the Purchase Price, subject to the odd lot, proration and conditional tender provisions of the tender offer, only when, as and if Progressive gives oral or written notice to National City Bank, the depositary for the tender offer, of its acceptance for payment of shares under the tender offer. Progressive will make payment for shares tendered and accepted for payment under the tender offer only after timely receipt by the depositary of certificates for such shares or of timely confirmation of a book-entry transfer of such shares into the depositary's account at the "Book-Entry Transfer Facility" (as defined in the Offer to Purchase), a properly completed and duly executed Letter of Transmittal or a manually signed facsimile thereof or in the case of a book-entry transfer, an "Agent's Message" (as defined in the Offer to Purchase), and any other documents required by the Letter of Transmittal.

Upon the terms and subject to the conditions of the tender offer, if more than 17,100,000 shares, or such greater number of shares as Progressive may elect to purchase, subject to applicable laws, have been properly tendered, and not properly withdrawn prior to the Expiration Date at prices at or below the Purchase Price, Progressive will purchase properly tendered shares in the following order:

- first, from all holders of "odd lots" (holders of less than 100 shares) who properly tender all their shares at or below the Purchase Price and do not properly withdraw them before the Expiration Date (partial tenders will not qualify for this preference);

- second, on a pro rata basis from all other shareholders who properly tender shares at or below the Purchase Price, other than shareholders who tender conditionally and whose conditions are not satisfied; and

- third, only if necessary to permit Progressive to purchase 17,100,000 shares (or such greater number of shares as Progressive may elect to purchase, subject to applicable laws) from holders who have tendered shares at or below the Purchase Price, subject to the condition that Progressive purchase a specified minimum number of the holder's shares if Progressive purchases any of the holder's shares in the tender offer (for which the condition was not initially satisfied), to be selected by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders that conditionally tender their shares must have tendered all of their shares. Progressive will purchase only the specified minimum number of shares from holders who have conditionally tendered shares and who are selected under the random lot process.

If shares are held in certificated form and are tendered directly to National City Bank, as depositary, in accordance with the tender offer, the shareholder will not incur fees or commissions on Progressive's purchase of the shares pursuant to the tender offer. Stock transfer taxes will generally not be payable by shareholders tendering directly to the depositary, except that if the shares are tendered by someone other than the registered holder or the depositary is directed to make payment to someone other than the registered holder, applicable stock transfer taxes (if any) will be deducted from the Purchase Price for those shares. A tendering shareholder who holds shares through a broker, dealer, commercial bank, trust company or other nominee may be required by such institution to pay a service fee or other charge, and such broker, dealer, commercial bank, trust company or other nominee should be contacted directly to determine whether any fees or charges apply. Further, any tendering shareholder or other payee who does not have a Form W-9 (or such other form as may be applicable) on file with the depositary may be subject to a required federal income tax withholding of 28% of the gross proceeds payable to such shareholder or other payee under the tender offer.

Generally, a shareholder will be subject to U.S. federal income taxation when the shareholder receives cash from Progressive in exchange for the shares that the shareholder tenders. A general discussion of U.S. federal income tax consequences of the tender offer is included in the Offer to Purchase. Each shareholder is urged to consult his or her own tax advisor regarding the tax consequences of tendering shares in the tender offer.

Progressive will return all other tendered shares that it has not purchased promptly after the Expiration Date.

Progressive expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the depositary and making a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. During any such extension, all shares previously tendered and not properly withdrawn will remain subject to the tender offer and to the right of a tendering shareholder to withdraw such shareholder's shares.

Tenders of shares under the tender offer are irrevocable, except that such shares may be withdrawn at any time prior to the Expiration Date and, unless previously accepted for payment by Progressive under the tender offer, may also be withdrawn at any time after 12:00 Midnight, New York City time, on Tuesday, November 9, 2004. For such withdrawal to be effective, the depositary for the tender offer must timely receive a written, telegraphic or facsimile transmission notice of withdrawal at its address set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering shareholder, the number of shares to be withdrawn and the name of the registered holder of such shares.

If the certificates for shares to be withdrawn have been delivered or otherwise identified to the depositary, then, before the release of such certificates, the serial numbers shown on such certificates must be submitted to the depositary and the signature(s) on the notice of withdrawal must be guaranteed by an "Eligible Institution" (as defined in the Offer to Purchase), unless such shares have been tendered for the account of an Eligible

Institution. If shares have been tendered pursuant to the procedure for book-entry transfer set forth in the Offer to Purchase, any notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and must otherwise comply with such Book-Entry Transfer Facility's procedures.

Progressive will determine, in its sole discretion, all questions as to the form and validity of any notice of withdrawal, including the time of receipt, and such determination will be final and binding. None of Progressive, National City Bank, as the depositary, Morrow & Co., Inc., as the information agent, J.P. Morgan Securities Inc., as the dealer manager, or any other person will be under any duty to give notification of any defects or irregularities in any tender or notice of withdrawal or incur any liability for failure to give any such notification.

The information required to be disclosed by Rule 13e-4(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

Progressive is mailing promptly the Offer to Purchase and the related Letter of Transmittal to record holders of shares whose names and valid addresses appear on the Company's shareholder list and will furnish the Offer to Purchase and the related Letter of Transmittal to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHAREHOLDERS SHOULD READ CAREFULLY BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER. SHAREHOLDERS MAY OBTAIN ADDITIONAL COPIES OF THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL FROM THE INFORMATION AGENT AT THE ADDRESS AND TELEPHONE NUMBER SET FORTH BELOW. THE INFORMATION AGENT WILL PROMPTLY FURNISH TO SHAREHOLDERS ADDITIONAL COPIES OF THESE MATERIALS AT PROGRESSIVE'S EXPENSE.

Please direct any questions or requests for assistance to the information agent or the dealer manager at their respective telephone numbers and addresses set forth below. Please direct requests for additional copies of the Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery to the information agent at the telephone number and address set forth below. Shareholders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the tender offer. To confirm delivery of shares, please contact the depositary at the address set forth on the back page of the Offer to Purchase.

The Information Agent for the tender offer is:
MORROW & CO., INC.

445 Park Avenue, 5th Floor

New York, New York 10022
Call Collect: (212) 754-8000
Banks and Brokerage Firms Call: (800) 654-2468
Shareholders Please Call: (800) 607-0088
E-mail: progressive.info@morrowco.com

The Dealer Manager for the tender offer is:

[J. P. Morgan Logo]

J. P. Morgan Securities Inc.
277 Park Avenue
New York, New York 10172
(212) 622-2624 (Call Collect)
(866) 262-0777 (Call Toll Free)

September 14, 2004